AMENDMENT OF SUBORDINATION AGREEMENT AND
                           CONSENT OF SUBORDINATING PARTY


          THIS AMENDMENT OF SUBORDINATION AGREEMENT AND CONSENT OF SUBORDINATING PARTY (this "Amendment"), dated as of February 13, 1998, is between SLOUGH PARKS INCORPORATED, a Delaware corporation ("Subordinating Party"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association ("USB"), f/k/a COLORADO NATIONAL BANK ("CNB").

                                      RECITALS

          A. Subordinating Party and CNB executed and delivered a Subordination Agreement dated as of December 20, 1996 (the "Subordination Agreement"), pursuant to which, among other things, Subordinating Party subordinated certain obligations owed to Subordinating Party by Tipperary Corporation, a Texas corporation ("Borrower"), to any and all obligations owed to CNB by Borrower under or in connection with a Revolving Credit and Term Loan Agreement dated as of March 30, 1992, as amended (the "Loan Agreement"), among Borrower, et al. and CNB.

          B.   USB is the successor in interest to CNB.

          C. Borrower is executing and delivering to USB a Sixth Amendment of Revolving Credit and Term Loan Agreement dated as of February 13, 1998 (the "Sixth Amendment"), pursuant to which Borrower and USB are extending the "Conversion Date" (as defined in the Loan Agreement) to October 5, 1999, increasing the "Borrowing Base" (as defined in the Loan Agreement) available under the Loan Agreement to $16,500,000, increasing certain interest rates payable under the Loan Agreement and amending certain other terms and provisions of the Loan Agreement.

          D. The execution and delivery of this Amendment by Subordinating Party is a condition to the effectiveness of the Sixth Amendment.

                                      CONSENT

          NOW, THEREFORE, in consideration of $10,000 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

          1. CONSENT. Subordinating Party hereby consents to the transactions set forth in and contemplated by the Sixth Amendment, including without limitation the extension of the "Conversion Date" (as defined in the Loan Agreement) to October 5, 1999, the increase in the "Borrowing Base" (as defined in the Loan Agreement) available under the Loan Agreement to $16,500,000 and the increase in certain interest rates payable under the Loan Agreement.

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          2.   AMENDMENT.  All references in the Subordination Agreement to
"Colorado National Bank" or "CNB" shall be deemed to be references to U.S. Bank National Association f/k/a Colorado National Bank.

          This Amendment may be executed in any number of counterparts, each of which shall be an original and no one of which need be signed by all of the parties, but all of which together shall constitute one and the same instrument. Subordinating Party hereby ratifies the Subordination Agreement and confirms that it remains valid, enforceable and in full force and effect.

          DATED as of February 13, 1998.


                                   SLOUGH PARKS INCORPORATED


                                   By:  /s/ Marshall D. Lees
                                        ---------------------------------------
                                        Vice President and Chief
                                        Financial Officer

                                   U.S. BANK NATIONAL ASSOCIATION
                                     f/k/a COLORADO NATIONAL BANK


                                   By:  /s/ Charles S. Searle
                                        ---------------------------------------
                                        Senior Vice President